EXHIBIT 3.1

CERTIFICATE OF INCORPORATION OF

GOLD FLORA CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Gold Flora Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 460,000,000, of which 450,000,000 shares shall be shares of common stock having a par value of $0.01 per share (“Common Stock”) and 10,000,000 shares shall be shares of preferred stock having a par value of $0.01 per share (“Preferred Stock”).

Section 4.02 Common Stock. Except as otherwise required by law or as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

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(d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies.

Section 5.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director or by election at an annual meeting of the stockholders. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.04 Written Ballot. Unless and except to the extent that the by-laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal.

Section 6.02 Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, such person’s testator, or intestate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

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ARTICLE VII

STOCKHOLDER ACTION

Section 7.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or the Chair of the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

ARTICLE VIII

BY-LAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

ARTICLE IX

FORUM SELECTION; PERSONAL JURISDICTION

Section 9.01 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-Laws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01.

Section 9.02 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 9.01 is filed in a court other than a court consented to by the Corporation or permitted by Section 9.01 (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

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ARTICLE XI

EFFECTIVE TIME

This Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby acknowledges that the forgoing Certificate of Incorporation has been duly executed in accordance with the DGCL.

By:	/s/ Laurie Holcomb
Laurie Holcomb, Incorporator

3165 Red Hill Avenue Costa Mesa, California 92626

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